EXHIBIT 2



                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005
                               _____________, 1998



 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, D.C.  20549

     Re: Central and South West Corporation and Central and South West Services, Inc.
          Amendment No. 1 to the Form U-1 Application in File No. 70-9119

 Dear Sirs:

          We refer to Amendment No. 1 (the "Amendment") to the Form U-1 Application in File No. 70-9119 (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Central and South West Corporation ("CSW"), a Delaware Corporation and a registered holding company under the 1935 Act and Central and South West Services, Inc. ("CSWS" and, collectively with CSW, the "Applicants"), a Texas corporation and a service company subsidiary of CSW, seeking authority to (a) permit CSWS to engage in the business of selling, leasing and renting to consumers electric bicycles, electric tricycles, electric skateboards and electric scooters ("EVs"), as well as retrofit kits to convert traditional bicycles to electric bicycles; (b) permit CSWS to provide financing to, or guarantee the borrowings by, creditworthy non-commercial customers in connection with their purchase or lease of EVs utilizing funds available to CSWS through its participation in the CSW money pool system; and (c) permit CSW to use borrowings from the CSW money pool system to finance the EV Business by making loans and providing guarantees and other credit support to CSWS up to an aggregate amount outstanding at any time of $25 million (collectively, the "Transactions"), as more fully described in the Amendment. We have acted as counsel for the Applicants in connection with the filing of the Amendment.

          We have examined originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of Applicants and other appropriate persons and statements contained in the Amendment.

          Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application and Amendment, as both may be amended, and subject to the assumptions and conditions set forth below:

          1. All state laws applicable to the proposed Transactions as described in the Application and the Amendment will have been complied with.

          2. The consummation of the proposed Transactions as described in the Application and the Amendment will not violate the legal rights of the lawful holders of any securities issued by the Applicants or any associate company of the Applicants.

          3. Any debt securities issued or guaranteed by CSW or CSWS in accordance with an order permitting the Application and Amendment to become effective will be valid and binding obligations of CSW or CSWS, as the case may be, in accordance with their terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by applicable principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity).

          4. Each of CSW and CSWS is validly incorporated and duly existing under the law of its respective state of incorporation.

          The opinions expressed above in respect of the proposed Transactions as described in the Application and the Amendment are subject to the following assumptions or conditions:

        a. The Transactions shall have been duly authorized and approved to the extent required by state law by the Board of Directors of the Applicants.

        b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders ganting and permitting the Application and Amendment to become effective with respect to the Transactions described therein.

        c. The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

        d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

          We hereby consent to the use of this opinion as an exhibit to the Amendment.

                                             Very truly yours,


                                             MILBANK, TWEED, HADLEY & McCLOY